Exhibit 10.1

FARMOUT AGREEMENT

BETWEEN

FAR EAST ENERGY (BERMUDA), LTD.,

FARMOR

AND

ARROW ENERGY INTERNATIONAL PTE. LTD.,

FARMEE

MARCH 13, 2009

EXHIBITS
A.	Contract

B.	Contract Area

C.	JOA Term Sheet

D.	Assignment

E.	Document List

F.	Part 1: Parent Guarantee - Farmor

Part 2: Parent Guarantee - Farmee

G.	Work Program

H.	Power of Attorney

SCHEDULES

1.	Reassignment

FARMOUT AGREEMENT

THIS FARMOUT AGREEMENT (this “Agreement”) is entered into on the 13th day of March, 2009, by and between Far East Energy (Bermuda), Ltd., a company existing under the laws of Bermuda (hereinafter referred to as “Farmor”) and Arrow Energy International Pte Ltd, a company organized under the laws of the Republic of Singapore (hereinafter referred to as “Farmee”). The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Contract was signed on April 16, 2002, by and between China United Coalbed Methane Corporation Ltd. (“CUCBM”), and Phillips China Inc., for the exploration, development, production and sale of coalbed methane resources in the Contract Area;

WHEREAS, on June 17, 2003, Far East Energy Corporation (“FEEC”) and Phillips China Inc. (“Phillips”), entered into a Farmout Agreement whereby FEEC acquired its existing Participating Interest in the Contract, and Phillips China Inc. reserved a carried interest in the Contract;

WHEREAS, on July 25, 2006, Phillips elected to obtain a 5% overriding royalty interest on FEEC’s overall Participating Interest share under the Contract in accordance with the terms of the Farmout Agreement;

WHEREAS, with the consent and approval of CUCBM and the Ministry of Commerce of the People’s Republic of China (the “Ministry of Commerce”) granted on March 22, 2004, FEEC assigned to Farmor, all of its Participating Interest in and under the Contract and all of its rights of operatorship thereunder by an amendment agreement dated June 27, 2005;

WHEREAS, on January 31, 2007, Phillips and Farmor entered into an Assignment of Overriding Royalty Agreement whereby Farmor conveyed to Phillips a 5% overriding royalty interest, proportionately reduced, in Farmor’s overall Participating Interest in the Contract, which was also described as a 5% share of Farmor’s share of gross revenue from the sales of CBM from the Contract Area, free of all costs, expenses, and liabilities (the “Phillips ORRI”);

WHEREAS, as of the date of this Agreement, Farmor holds a 100% Participating Interest in the Contract, less the Phillips ORRI and subject to the rights of CUCBM under the Contract to a Participating Interest of up to 30% in any CBM Field discovery within the Contract Area (the “CUCBM Participation Right”); and

WHEREAS, Farmor is willing to assign and transfer, and Farmee desires to accept and acquire, 75.25% of Farmor’s Participating Interest in the Contract, in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set out below and to be performed, the Farmor and Farmee agree as follows:

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ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below. Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the Contract.

1.1 2009 Minimum Work Commitment has the meaning set forth in Article 4.1.C.

1.2 2010 Minimum Work Commitment has the meaning set forth in Article 4.1.D.

1.3 AFE means an Authorization for Expenditure to be issued by the Operator in accordance with the JOA.

1.4 Agreement means this Farmout Agreement together with the Exhibits and Schedules hereto, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.5 Approval Date means the date on which the last of the conditions precedent in Article 3.1 is satisfied.

1.6 Assignment means the document, attached as Exhibit D, by which the interest in the Contract is transferred and conveyed to the Farmee by the Farmor as provided hereunder.

1.7 Business Day means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close

1.8 CEOs has the meaning set forth in Article 2.2.

1.9 Coalbed Methane or CBM has the meaning set forth in Article 1.4 of the Contract.

1.10 Code has the meaning set forth in Article 7.3.A.

1.11 Consideration means the consideration to be paid by Farmee in accordance with Article 4 in exchange for Farmor’s assignment of the Participating Interest granted to Farmee hereunder.

1.12 Contract means the Production Sharing Contract for the Exploitation of Coalbed Methane Resources for the Qinnan Area in Shanxi Province, Qinshui Basin, the People’s Republic of China, attached as Exhibit A, and any extension, renewal or amendment thereto.

1.13 Contract Area means the area or block more particularly described in the attached Exhibit B.

1.14 Contract Expenses has the meaning set forth in Article 4.3.

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1.15 CNPC means the China National Petroleum Corporation.

1.16 CUCBM has the meaning set forth in the Recitals.

1.17 CUCBM Participation Right has the meaning set forth in the Recitals.

1.18 Documents mean the Contract, the JOA term sheet attached hereto as Exhibit C, and the agreements listed in the attached Exhibit E.

1.19 Effective Date is the date set out in Article 2.5.

1.20 Exchangeable Note means that certain promissory note, which may be exchanged into common stock, issued to Farmee by Farmor, and guaranteed by FEEC, of even date herewith.

1.21 Farmee has the meaning set forth in the introductory paragraph.

1.22 Farm-In Conditions has the meaning set forth in Article 3.1.

1.23 Farm-In Deadline means October 15, 2009, or such other date as is agreed to by the Parties or established through mutual extensions or waivers of such deadline.

1.24 Farmor has the meaning set forth in the introductory paragraph

1.25 FEEC has the meaning set forth in the Recitals.

1.26 Force Majeure for purposes of this Agreement, Force Majeure shall have the same meaning as is set forth in the Contract.

1.27 Government means the government of the People’s Republic of China and any political subdivision, agency or instrumentality thereof, including the government oil and gas company named CUCBM, and its successor in interest, CNPC, and the Ministry of Commerce for the People’s Republic of China.

1.28 Guarantee means the parent guarantees to be provided by each Party in the forms attached as Exhibit F.

1.29 Initial Payment has the meaning set forth in Article 4.1.A.

1.30 Interim Period means the period commencing from the date of the execution of this Agreement until the Approval Date.

1.31 JOA means the Joint Operating Agreement to be negotiated and signed by and between the Parties in accordance with the term sheet attached hereto as Exhibit C.

1.32 Laws/Regulations mean those laws, statutes, rules and regulations governing activities under the Contract.

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1.33 Maximum Carry Amount has the meaning set forth in Article 4.1.B.

1.34 Ministry of Commerce has the meaning set forth in the Recitals.

1.35 Nominee means Farmee’s designated wholly-owned affiliate.

1.36 ODP Bonus has the meaning set forth in Article 4.5.

1.37 Operator means the entity designated to conduct operations in the Contract Area in accordance with the terms of the JOA.

1.38 Opt Out Option means the Farmor’s option to opt out of funding its proportionate share of costs in accordance with the provisions set forth in Article 4.5.

1.39 ORRI has the meaning set forth in Article 4.7.

1.40 Participating Interest means as to any party to the Contract, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the Contract.

1.41 Party and Parties have the meanings set forth in the Introduction.

1.42 Phillips ORRI has the meaning set forth in the Recitals.

1.43 Preferential Rights means a right held by any third party under the terms of the Contract, Documents or under applicable law rule or regulation to pre-empt the transaction contemplated by this Agreement or affect its terms in any way.

1.44 Qinnan Reserve has the meaning set forth in Article 5.1.A(iii).

1.45 Reassignment Event means the occurrence of an event where (i) amounts due under the Exchangeable Note are accelerated and not exchanged into common stock pursuant to Section 5.1 of the Exchangeable Note; (ii) the entire principal amount of the Exchangeable Note has not been exchanged into common stock pursuant to Section 5.1 of the Exchangeable Note on or prior to the Approval Date (other than as a result of Farmor’s failure or refusal to issue such common stock); (iii) Farmee becomes subject to a bankruptcy or similar insolvency filing that is not dismissed within thirty (30) days; or (iv) Farmee, after thirty (30) days written notice (regardless of the cure periods set forth in Article 12.1.A) has failed to (a) cure a default hereunder before the Approval Date; (b) cure a failure to pay the Initial Payment when due; (c) cure a failure to pay the Contract Expenses when due; or (d) cure a failure to pay the Sunk Cost Reimbursement when due. For the avoidance of doubt, Farmee shall have thirty (30) days from the latest of (i) the applicable due date; or (ii) the date of written notice to pay the amounts set forth (b), (c), or (d) above, before Farmor may declare a Reassignment Event as a result of such payment defaults.

1.46 Shell Entity means Shell Exploration Company B.V. (incorporated in The Netherlands), Shell Sabah Selatan SDN BHD (incorporated in Malaysia), B.V. Dordtsche Petroleum Maatschappij (incorporated in The Netherlands) and each wholly-owned member within their corporate group.

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1.47 Sunk Cost Reimbursement has the meaning set forth in Article 4.2.

1.48 Work Program means all types of plans formulated for the performance of the CBM Operations, including, but not limited to plans for exploration, development, production, transportation and sales.

ARTICLE 2

ASSIGNMENT OF INTEREST

2.1 Grant

Subject to the satisfaction of the Farm-In Conditions, and in exchange for the Consideration set out in Article 4 herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Farmor shall assign and transfer to Farmee, and Farmee agrees to accept, an undivided 75.25% Participating Interest in the Contract, and other Documents, and the Parties shall execute and deliver the Assignment and any other documents necessary to perfect the said Assignments.

2.2 Joint Operating Agreement

Promptly upon the execution and delivery of this Agreement, Farmee and Farmor agree to negotiate a definitive JOA to be signed and delivered on or before the date the Assignment is delivered. The JOA shall be in accordance with the term sheet attached hereto as Exhibit C. If the Parties reach an impasse on any matter with respect to negotiating a definitive JOA, upon the written request of either Party, such issue shall immediately be referred to the chief executive officers of the Parties’ ultimate parent companies (“CEOs”) for resolution. The Parties agree that their CEOs shall meet in person or via teleconference within ten (10) days of either Party’s request to elevate a dispute or impasse to the CEOs for resolution. Each Party shall, without prejudice, provide to the other Party open and timely written disclosure of relevant facts, information and documents to facilitate such negotiations. The CEOs shall negotiate in good faith and diligently endeavor to resolve the matter on commercially reasonable terms within a reasonable time frame.

2.3 Binding Effect

The Assignment shall become effective on the later to occur of the Approval Date and Farmor’s receipt of the Initial Payment, Sunk Cost Reimbursement and Contract Expenses. Nevertheless, Farmor and Farmee shall be bound by this Agreement as of the date hereof and shall fully perform all of their respective obligations under this Agreement. For clarity, Farmee is not required to make any payment to Farmor under this Agreement before the Approval Date, unless otherwise agreed by subsequent written agreement between the Parties.

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2.4 Ownership

After the assignment contemplated under this Article 2, and subject to the ORRI, if applicable, and Phillips ORRI, the Participating Interests of each Party in the Contract shall be the following:

Farmor: 24.75% [Includes 1.2375% of Phillips’ 5% carried interest]

Farmee: 75.25% [Includes 3.7625% of Phillips’ 5% carried interest]

Total: 100%

The Parties agree and acknowledge that their ownership rights and rights to recover CBM from the Contract Area are subject to the ORRI, if applicable, and the Phillips ORRI in accordance with their pro-rata share of the Participating Interests.

2.5 Effective Date

Notwithstanding the date of this Agreement or the date on which the Assignment is executed, the effective date of this Agreement as between the Parties (hereafter the “Effective Date”) shall be deemed to be March 1, 2009. The Consideration payable by Farmee reflects this Effective Date. Farmor and Farmee agree that they shall make whatever adjustments and payments from one to the other to reflect the assignment as of the Effective Date, notwithstanding any cost recovery allocations, tax deductions or other benefits or payments received from the Government thereafter as a result of the application of the Contract or any applicable Laws/Regulations of the Government which reflect the Approval Date (and not the Effective Date).

2.6 Approval

The Assignment shall be executed contemporaneously with this Agreement and shall be held in trust by Farmor and submitted to the Government at Farmor’s discretion, acting in good faith, in connection with its efforts to seek approval of the transactions contemplated herein. The Parties hereto agree and acknowledge that Farmor, with assistance from Farmee as requested, shall manage the approval process, including the submission of necessary information to CUCBM, or its successor in interest, to obtain a resolution approving the transfer of Participating Interests to Farmee and the acceptance of Farmee as operator and the subsequent formal Ministry of Commerce approval of same. Upon receipt of the Government’s approval, Farmee agrees to comply with all applicable requirements, conditions and obligations of the Contract as if it were a signatory thereto, together with all applicable Laws/Regulations in the People’s Republic of China.

2.7 Transfer of Operatorship

Farmor agrees to seek approval to transfer to Farmee the rights and obligations of Operator under the Contract, such that Farmee or its Nominee will be named Operator under Article 8 of the Contract. The Parties shall coordinate with each other to effect a timely and efficient transfer of operatorship to Farmee’s Nominee upon receipt of the approval, including the transfer of such Documents, contracts and agreements as are then in effect that are reasonable and necessary for operations in the Contract Area. Farmor shall assign and Farmee, on behalf of itself and its Nominee, agrees to accept such assignment and perform under such Documents, contracts and agreements.

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ARTICLE 3

CONDITIONS PRECEDENT TO ASSIGNMENT

3.1 Conditions

The effectiveness of the Assignment hereunder and Farmee’s obligation to make the payments and incur the costs and expenses set forth in Article 4 are subject to the satisfaction or waiver in writing of each of the following conditions, collectively called “Farm-In Conditions,” that:

A. Farmor obtains a waiver or other evidence in writing of the expiration or non-exercise of any Preferential Right;

B. The Parties obtain required Government approvals, (including the Ministry of Commerce of the People’s Republic of China and CUCBM or its successor in interest, CNPC) for the Assignment in writing as required under the Contract;

C. The Parties obtain required Government approvals, (including the Ministry of Commerce of the People’s Republic of China and CUCBM or its successor in interest, CNPC), for the appointment of Farmee or its affiliate as Operator in writing as required under the Contract;

D. The Parties obtain any other required third party consents for the transfer of the Participating Interest proposed to be transferred hereunder in writing; and

E. The Government, (including the Ministry of Commerce of the People’s Republic of China and CUCBM or its successor in interest, CNPC), approves an extension of Phase III of Exploration Operations for at least one (1) Contract Year from June 30, 2009.

The cost of obtaining such approvals and consents, not including any internal or administrative costs of Farmor, shall be borne by Farmee.

3.2 Farmee Performance Security

A. Farmee shall provide Farmor with a parent company guarantee of payment and performance from Arrow Energy Limited, in the form attached as Exhibit F-Part 1 to guarantee to the extent provided therein its obligations under this Agreement, the JOA and the Contract.

B. Farmee shall provide Government with a parent company guarantee or similar security for the performance of Farmee’s obligations under the Contract, upon Government’s request.

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3.3 Farmor Performance Security

Farmor shall provide Farmee with a parent company guarantee of payment and performance from Far East Energy Corporation in the form attached as Exhibit F-Part 2 to guarantee to the extent provided therein its obligations under this Agreement, the JOA and the Contract.

ARTICLE 4

CONSIDERATION

4.1 Minimum Work Program Commitment and Maximum Carry Amount

As Consideration for the transfer of the Participating Interest hereunder, Farmee agrees to perform or cause to be performed the following obligations:

A. Farmee agrees to pay Farmor the amount of US$8,000,000.00 in cash, representing payment for a portion of Farmor’s exploration costs incurred prior to the date hereof, no later than ten (10) days following satisfaction or waiver of the Farm-In Conditions (the “Initial Payment”). The Parties agree and acknowledge that Farmor’s total exploration costs to date are approximately US$11,000,000.00, so that an estimated US$3,000,000.00 in exploration costs will remain outstanding and be recoverable by Farmor in accordance with the Contract. Such remaining sunk costs of Farmor shall be reimbursed on a pro-rata basis after approval of any Overall Development Program and reimbursement of any higher priority costs and expenses as required in accordance with the Contract.

B. As partial consideration for the Assignment to be made under this Agreement, Farmor’s retained Participating Interest shall be a carried interest for which Farmee shall be wholly responsible to fund all costs until Farmee has spent an aggregate of US $30,000,000.00 (the “Maximum Carry Amount”) on Exploration Operations or until the commencement of Development Operations, whichever occurs earlier; provided, however, Farmee shall continue to carry Farmor’s retained Participating Interest with respect to any areas inside the Contract Area which are outside of the areas covered by one or more approved Overall Development Programs up to the Maximum Carry Amount in aggregate. Farmor hereby agrees and acknowledges that any decision to spend amounts exceeding the Minimum Work Commitment amounts and up to the Maximum Carry Amount shall be in Farmee’s sole discretion, subject to any AFE procedures that may be agreed upon in the JOA. For the avoidance of doubt, Farmee’s expenditure of any amounts up to the Maximum Carry Amount shall not dilute Farmor’s Participating Interest in the Contract.

C. Farmee agrees that it shall expend a minimum of US $6,000,000.00 in qualified Exploration Operations for the 2009 calendar year (the “2009 Minimum Work Commitment”), which expenditures shall be credited against the Maximum Carry Amount. Farmee agrees to spend in excess of the 2009 Minimum Work Commitment if necessary to obtain an extension of the Exploration Period under the Contract in satisfaction of one of the Farm-In Conditions. Notwithstanding the foregoing, in no event shall Farmee’s obligation to pay the 2009 Minimum Work Commitment exceed US $8,000,000.00, unless Farmee otherwise agrees in writing. The Parties shall use their commercially reasonable efforts to submit a Work Program for 2009 that includes the matters set forth on Exhibit G attached hereto, it being understood that the final 2009 Work Program is subject to CUCBM approval.

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D. If the Parties mutually agree to proceed with a request to extend Exploration Operations for the 2010 calendar year or they submit an Overall Development Program application for a portion for the Contract Area, then, subject to Government approval of the 2010 Work Program, Farmee agrees that it shall expend a minimum of US $12,000,000.00 in qualified Exploration Operations for the 2010 calendar year (the “2010 Minimum Work Commitment”), which expenditures shall be credited against the Maximum Carry Amount; provided, however, if Farmor is required to submit a budget exceeding the 2009 Minimum Work Commitment amount in order to satisfy the Farm-In Condition in Article 3.1.E, then the 2010 Minimum Work Commitment shall be reduced on a dollar for dollar basis for every amount over US $6,000,000.00 stated in the budget and expended in 2009 by Farmee. In addition to the foregoing, Farmor in its discretion may agree to a reduction of the 2010 Minimum Work Commitment as it deems reasonably appropriate.

E. Subject to Farmor’s Opt Out Options, upon Farmee’s total aggregate expenditure of the Maximum Carry Amount, the Parties shall bear further expenditures equally in proportion to their Participating Interest share.

F. Notwithstanding the foregoing, Farmee’s obligation to carry Farmor’s Participating Interest share of costs to complete the Work Program for the 2010 calendar year is conditioned upon the satisfaction of all of the following:

(i) Completion of the Work Program for 2009 to Farmee’s reasonable satisfaction;

(ii) The Parties’ joint development of the Work Program for the 2010 calendar year and submission to the Joint Management Committee for approval, in accordance with the Contract; and

(iii) The Parties’ joint submission to the Government of a request for extension of the Exploration Period, for an additional period of at least one (1) year from expiration of the original Exploration Period, and the approval thereof.

G. Notwithstanding Farmee’s obligation to carry Farmor up to the Maximum Carry Amount, Farmor agrees to pay the costs associated with the contract to drill FCC-QN 02H well in effect as of the date this Agreement is executed. Such costs shall be recoverable by Farmor pursuant to the terms of the Contract, in addition to its other sunk costs which are not reimbursed by Farmee in accordance herewith.

4.2 Sunk Cost Reimbursement

To the extent not already paid by Farmee, within ten (10) days following satisfaction of the Farm-In Conditions and Farmor’s submission of a written invoice together with reasonable supporting documentation indicting the amount due, Farmee shall reimburse Farmor for all monies spent on Coalbed Methane Operations during the Interim Period (“Sunk Cost Reimbursement”). Payment of the Sunk Cost Reimbursement to Farmor shall be credited against the Maximum Carry Amount and the 2009 Minimum Work Commitment as defined in Article 4.1.C.

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4.3 Contract Expense Reimbursement

Subject to the satisfaction of the Farm-In Conditions, from the Effective Date, Farmee shall be responsible for paying one hundred percent (100%) of the costs under the Contract payable to the (i) Government, (ii) CUCBM, or its successors or assigns, or (iii) in connection with the Joint Management Committee salary fees, training fees, exploration fees, and assistance fees as outlined in the Contract (“Contract Expenses”); provided, however, Farmee shall only be responsible for Contract Expenses up to the maximum sum of US$1,000,000. To the extent not already paid by Farmee, within ten (10) days following satisfaction of the Farm-In Conditions and Farmor’s submission of a written invoice together with reasonable supporting documentation indicting the amount due, Farmee shall reimburse Farmor for Contract Expenses paid during the Interim Period. Payment of Contract Expenses to Farmor shall be credited against the Maximum Carry Amount and the 2009 Minimum Work Commitment as defined in Article 4.1.C.

4.4 Future Cash Calls

After Farmee has performed its obligations described in Article 4.1 and satisfied the Maximum Carry Amount, Farmee agrees to pay its Participating Interest share of costs incurred under the Contract and the JOA, together with its Participating Interest portion (if applicable) of the ORRI and Phillips ORRI.

4.5 Overall Development Program Bonus

In addition to those amounts to be paid or obligations to be fulfilled by Farmee hereunder, Farmee shall pay Farmor a bonus equal to US $8,000,000.00 immediately upon Government approval of an Overall Development Program in accordance with the Contract (the “ODP Bonus”).

4.6 Payment Terms

Payment of all amounts specified in this Article 4 shall be made in immediately available funds by wire transfer into a bank account designated in writing by Farmor.

4.7 Opt Out Option

A. If at any time during the performance of the Exploration Operations, expenditures exceeding the Maximum Carry Amount are required, Farmor shall have the option, which option shall be exercised no later than ten (10) days prior to the anticipated expenditure of the Maximum Carry Amount, to elect to either retain its Participating Interest in the Contract, or to assign one hundred percent (100%) of its Participating Interest to Farmee and retain a two percent (2%) overriding royalty interest (“ORRI”) in production in the Qinnan block. For purposes of clarification, the ORRI shall be equal to two percent (2%) of all gross revenues from the Qinnan block after reasonable and necessary cost recovery payments have been made. If

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CUCBM, or its successor CNPC, elects to participate at a level less than a net undivided thirty percent (30%) Participating Interest, or not to participate in the development of a CBM Field at all, Farmor’s ORRI shall remain at two percent (2%) of Farmee’s Participating Interest share in the Contract. After exercising its opt out rights hereunder, Farmor shall have no responsibility or liability to fund any exploration or development costs.

B. Upon the approval of an Overall Development Program, Farmor shall have the option, which option shall be exercised no later than sixty (60) days following notification to the Parties of Government approval of an Overall Development Program to elect either to retain its Participating Interest in the Contract, or to assign one hundred percent (100%) of its Participating Interest to Farmee and retain a five percent (5%) ORRI in production from the Qinnan block. For purposes of clarification, the ORRI shall be equal to five percent (5%) of all gross revenues from the Qinnan block after reasonable and necessary cost recovery payments have been made. If CUCBM, or its successor CNPC, elects to participate at a level less than a net undivided thirty percent (30%) Participating Interest, or not to participate in the development of a CBM Field at all, Farmor’s ORRI shall remain at five percent (5%). After exercising its opt out rights hereunder, Farmor shall have no responsibility or liability to fund any exploration or development costs in respect of periods after it exercises those rights.

4.8 Costs of the Assignment

Any costs, expenses, fees, or duties payable to a Government entity in connection with the Assignment, excluding taxes described in Article 7, herein shall be borne and paid by Farmee.

ARTICLE 5

COVENANTS

5.1 Farmor Obligations

A. During the Interim Period, Farmor shall comply with the following:

(i) Farmor shall promptly notify Farmee and provide details upon the occurrence of: (a) any written notice of default or termination received or given by Farmor with respect to the Contract, (b) any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the Contract, (c) any material damage, destruction or loss to major assets under the Contract, or (d) any new event or condition between the date of this Agreement and the Approval Date that (i) would have a material adverse effect on the business, operations, or results of operations under the Contract, taken as a whole, or (ii) would render impossible Farmee’s right to the Assignment.

(ii) Farmor agrees to consult with Farmee before voting on material decisions under the Contract during the Interim Period.

(iii) Farmor agrees to retain US $2,000,000 from the funds received by it in connection with the transactions contemplated hereunder and under the Exchangeable

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Note (the “Qinnan Reserve”). Farmor shall spend the Qinnan Reserve during the Interim Period in accordance with the approved Work Program and minimum expenditure obligations under the Contract; subject to the receipt of any required approvals or consents necessary to undertake such work and in the exercise of its reasonable, good-faith discretion as Operator. Notwithstanding the foregoing, the creation and expenditure of the Qinnan Reserve shall not waive or mitigate Farmee’s obligation to reimburse all such expenses in connection with the Sunk Cost Reimbursement or payment of Contract Expenses.

B. Farmor shall provide Farmee unfettered access, at Farmee’s expense, to data collected during their CBM screening assessment, drilling and reconnaissance program, as well as any and all data collected to date during Exploration Operations.

C. Farmor acknowledges the Farmee is obliged to offer to transfer to a Shell Entity up to fifty percent (50%) of Farmee’s interest in the Contract (once earned) and the JOA on a once only basis exercisable at any time during the life of the Contract. In this regard, Farmor undertakes to provide its consent to such transfers in the future (such transfers still being subject to necessary consents from appropriate Government authorities and other Contract counterparties). Notwithstanding the foregoing, Farmor shall have no liability if Farmee is unable to obtain such consents.

5.2 Farmee Obligations

A. Farmee hereby ratifies, confirms and accepts (from the date the Assignment becomes effective) the terms of the Contract as if it were an original signatory counterparty thereto. Farmee agrees to abide by the terms of the Contract to the extent of its Participating Interest and as Operator thereunder and agrees to deal with Farmor in good faith in the exercise of its rights in connection therewith.

B. Subject to the satisfaction of the Farm-In Conditions, Farmee shall make all payments required of it in accordance with Article 4. Time is of the essence for purposes of this Agreement, and all payments shall be made on a timely basis.

C. As a condition precedent to the submission of any documentation to a Government authority for the transfer of operatorship to Farmee or for the transfer of a Participating Interest in the Contract to Farmee, Farmee shall sign and deliver to Farmor an irrevocable power of attorney substantially in the form as attached hereto in Exhibit H.

D. Farmee shall provide Farmor with all data collected from any subsequent operations.

5.3 Mutual Obligations

A. Farmee and Farmor shall comply with each of the following undertakings:

(i) Each Party, as applicable, agrees to use commercially reasonable efforts to satisfy, in an expeditious manner, the Farm-In Conditions before the Farm-In Deadline.

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(ii) The Parties shall not take any action nor fail to take any action prior to the Approval Date that would result in a breach of any of its respective representations and warranties under this Agreement.

(iii) The Parties agree to cooperate in good faith in order to promptly: (i) develop the Work Program to be submitted for CUCBM approval for the 2009 calendar year by March 30, 2009; (ii) negotiate the approval of the Assignment by the appropriate authorities and counterparties, (iii) jointly prepare any materials required to apply for an extension to the Exploration Period under the Contract by April 30, 2009; and (iv) negotiate the applicable 2009 Minimum Work Commitment as well as future Work Programs and minimum commitments.

(iv) Notwithstanding the results of any Coalbed Methane Operations conducted prior to the Approval Date, neither Party shall, directly or indirectly, seek to hinder, delay or prevent the satisfaction of the Farm-In Conditions in a timely manner. This obligation is not intended to create any liability for a Party acting in good faith to cause the satisfaction of the Farm-In Conditions.

B. The Parties agree that Farmor shall retain at least one position on the Joint Management Committee; provided, however, if such appointment would exclude the ability for Farmee’s 75.25% Participating Interest to have at least one position on the Joint Management Committee, then the Parties agree to expand the size of the committee in accordance with Section 7.1.1 of the Contract as necessary to ensure that Farmee’s 75.25% Participating Interest and Farmor’s 24.75% Participating Interest each have the right to appoint at least one representative to the Joint Management Committee.

C. Whenever possible, the Parties shall agree in advance upon proposals to be submitted to the Joint Management Committee in accordance with the JOA to ensure a consistent approach and appearance to matters to be considered thereunder. Nothing in the Contract shall entitle one Party or the other to a casting vote or similar right that would usurp the approval and decision making process agreed upon in the JOA with respect to the Parties.

D. If CUCBM, or its successor in interest, exercises its right to participate pursuant to Article 2.4 of the Contract in the development of a CBM Field, such entity shall bear its portion of such development and operating costs in accordance with the Contract. For purposes of clarification, if CUCBM exercises its right to participate in an undivided 10% Participating Interest of a CBM Field development, then Farmee shall be responsible for 67.725% (75.25% of the remaining 90%) of development and operating costs and Farmor shall be responsible for 22.23% (24.75% of the remaining 90%) of development and operating costs for such field.

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

6.1 Farmor’s Representations and Warranties

Except as otherwise disclosed on the attached schedules, Farmor represents and warrants to the best of its knowledge that as of the Effective Date:

A. Farmor’s Rights. Farmor holds 100% of the Participating Interests in the Contract, subject to the CUCBM Participation Right and the Phillips ORRI free and clear of any liens, claims, burdens or encumbrances, other than the liens, claims, burdens or encumbrances in favor of the Government according to the terms of the Contract and applicable Laws/Regulations. The Contract and the other Documents are in full force and effect (other than the JOA Term Sheet) and no notice of default, termination, or breach under the Contract or other Document has been received by Farmor nor, to the knowledge of Farmor, any other party to the Contract. The Contract and other Documents (other than the JOA Term Sheet), together with applicable Laws/Regulations, contain the entirety of the obligation of Farmor to the Government, and no other understanding or agreement exists between Farmor and the Government in relation to the subject matter of the Contract except as otherwise disclosed to Farmee.

B. Documents. Farmor has provided Farmee with complete and correct copies of the Contract and Documents. Where Farmor has provided any translation of a Document, Farmor has done so as a courtesy to the Farmee and Farmor makes no representation or warranty as to the accuracy of the translation.

C. Claims and Litigation. There are no material claims, demands, actions, suits, Government inquiries, or proceedings pending or to Farmor’s knowledge threatened in connection with the Contract (or other Documents) that would have an adverse effect upon the consummation of the transactions contemplated by this Agreement or the validity of the Contract. If Farmor becomes aware of any of the aforementioned claims before the Approval Date, it shall promptly give notice of same to Farmee.

D. Coalbed Methane Presence. Farmor makes no warranties or guarantees of any kind whatsoever as to the presence of Coalbed Methane, if any, in the Contract Area, and Farmee hereby assumes all risks associated with same.

E. CUCBM MOU. CUCBM has not undertaken any drilling or material exploration activities in the 232.61 km2 Sub-Area that is subject to that certain Memorandum of Understanding signed by and between Farmor and CUCBM on or about December 31, 2006.

F. Expenditure on Qinnan. Up to the date of this Agreement, Farmor has spent approximately US$10,500,000 on exploration activities for the Qinnan area in connection with the Contract.

G. Authority. Farmor has all requisite power and authority under its constitutive documents to enter into this Agreement and all other documents contemplated

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hereby or to be delivered in connection herewith to which it is a party, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution, delivery and performance of this Agreement by Farmor and the transactions contemplated hereby, including the execution and delivery of the corporate guarantee by its parent company, have been duly authorized by all requisite action of Farmor and its parent company. This Agreement and all other documents to be delivered in connection herewith, including the corporate guarantee delivered by its parent company, have been duly executed and delivered by Farmor and, where applicable, its parent, and, upon valid execution by the other signatories thereto, will constitute valid and binding agreements of Farmor enforceable against it in accordance with their terms.

6.2 Farmee’s Representations and Warranties

Except as otherwise disclosed in the attached schedules, Farmee represents and warrants to the best of its knowledge that as of the Effective Date:

A. Claims and Litigation. There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to Farmee’s knowledge, threatened, against Farmee which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

B. Financing. Farmee has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill all of its obligations under the Contract and this Agreement, as and when such obligations arise.

C. Technical Capability. Farmee has the technical capability, personnel and resources to fulfill its obligations under this Agreement and the Contract.

D. No Reliance. Farmee has extensive data covering the Eastern third of the Qinnan Block and has defined a high degree of coal thickness and gas content certainty, leading to 3P reserve estimates and it has not in connection with the Agreement, relied upon any representations, whether written or verbal, made by or on behalf of Farmor, but has relied exclusively on its own data, knowledge, judgment and expertise.

E. Authority. Farmee has all requisite power and authority under its constitutive documents to enter into this Agreement and all other documents contemplated hereby or to be delivered in connection herewith to which it is a party, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution, delivery and performance of this Agreement by Farmee and the transactions contemplated hereby, including the execution and delivery of the corporate guarantee by its parent company, have been duly authorized by all requisite action of Farmee and its parent company. This Agreement and all other documents to be delivered in connection herewith, including the corporate guarantee delivered by its parent company, have been duly executed and delivered by Farmee and, where applicable, its parent, and, upon valid execution by the other signatories thereto, will constitute valid and binding agreements of Farmee enforceable against it in accordance with their terms.

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6.3 Mutual Representations and Warranties

The Parties make the following representations and warranties to each other as of the Effective Date:

A. Corporate Authority. Each Party is duly organized and validly existing under the laws of the country where it is organized. To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the Contract.

B. Payments. Neither Party nor its Affiliates have made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift or promise would violate: (a) the applicable laws of the country of operations; (b) the laws of the country of formation of the Party or such Party’s ultimate parent company (or its principal place of business); or, (c) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.

C. Other Representations and Warranties. Except as disclosed in schedules attached to this Agreement, the execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party’s knowledge and belief:

(i) violate any applicable Law/Regulation, judgment, decree or award;

(ii) contravene the organizational documents of a Party; or

(iii) result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.

D. Continuing Obligations. All representations and warranties given under this Article 6 shall, for the contractual term set forth herein, be deemed repeated and valid, true and correct as of the Approval Date, and each Party agrees to inform the other Party of any material changes to the facts in the representations and warranties prior to the Approval Date or the execution of the Assignment, whichever is later.

E. Indemnification. Each of the Parties agrees to indemnify and hold harmless the other Party for any claims, causes of action, or liabilities, which arise out of the breach of any of the warranties and representations under this Article by the indemnifying Party.

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6.4 Disclaimer of Other Representations and Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS ARTICLE, FARMOR AND FARMEE MAKE NO, AND DISCLAIM ANY, WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO FARMEE IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 7

TAXES

7.1 Tax Obligations

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

7.2 Joint Levy

If interpretation or enforcement of the Contract by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually.

7.3 United States Tax Election

A. If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by 761(a) of the Code and the regulations promulgated under the Code. Operator, if it is a U.S. Party, is authorized and directed to execute and file for each Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations s 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party. However, if Operator is not a U.S. Party, Farmor, or

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its designee, shall fulfill the obligations of Operator under this Article. Should there be any requirement that any Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

B. No Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by 761(a) of the Code is permitted, each Party shall make such election as may be permitted or required by such laws. In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

C. Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

ARTICLE 8

CONFIDENTIALITY

8.1 Except as otherwise provided in the Contract and the JOA, each Party agrees that all information disclosed under this Agreement, except information in the public domain or lawfully in possession of a Party prior to the Effective Date, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force during the term of the Contract and for a period of two (2) years thereafter. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Article in the following circumstances:

A. to an Affiliate provided the Affiliate is bound to the provisions of this Article 8 and the Party disclosing is responsible for the violation of an Affiliate;

B. to a governmental agency or other entity when required by the Contract;

C. to the extent such information is required to be furnished in compliance with the applicable Laws/Regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

D. to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys’ work for such Party and such attorneys are bound by an obligation of confidentiality;

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E. to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

F. to a bona fide prospective transferee of a Party’s Participating Interest, or portion thereof, to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

G. to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

H. to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates;

I. to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential;

J. to the extent any information which, through no fault of a Party, becomes a part of the public domain; and

K. to the other parties to the Contract and JOA and the Government solely to the extent as may be required to satisfy the Farm-In Conditions.

8.2 Disclosure as pursuant to Articles 8.1(E), (F), (G) and (K) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient Party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Articles 8.1(E), (F), (G), and (K), whichever is applicable, with respect to the disclosing Party.

ARTICLE 9

NOTICES

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party. Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Article prior to 5:00 p.m. (Central Time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number

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specified in this on a day that is not a Business Day or later than 5:00 p.m. (Central Time) on any date and earlier than 11:59 p.m. (Central Time) on such date, (c) three Business Days following the date of mailing, if sent by internationally recognized express courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given. The addresses for such notices and communications shall be as follows:

If to Farmor:	Far East Energy (Bermuda), Ltd. Clarendon House 2 Church Street Hamilton HM 11 Bermuda Fax: +1-441-279-5390 Attention: Scott Davis

And:	Far East Energy Corporation 363 N. Sam Houston Parkway East Suite 380 Houston, Texas 77060 USA Fax: +1-832-598-0479 Attention: Chief Executive Officer

with a copy to:	Baker & McKenzie LLP 2300 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201 Fax: +1-214-978-3099 Attention: Amar Budarapu, Esq.

If to Farmee:	Arrow Energy International Pte Ltd International Operations HQ 152 Beach Road, #19-05 The Gateway East Singapore (189721) Attention: Chief Executive Officer

And:

Arrow Energy International Pte Ltd

Suite 15D

Sunbetter Golden Diamond

Jia 52 South Road of East 3rd

Chaoyang District, Beijing, 100022

People’s Republic of China

Attention: Dave Mathew, Executive Director

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with a copy to:	Arrow Energy Limited Level 13, 10 Eagle St, Brisbane QLD 4000 GPO Box 5262, Brisbane QLD 4001, Australia Fax: +61-731-05-3401 Attention: Chief Financial Officer

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

ARTICLE 10

GOVERNING LAW, DISPUTE RESOLUTION AND LIABILITIES

10.1 Governing Law

All questions concerning the construction, validity, enforcement and interpretation of this Agreement, and all disputes and controversies arising herefrom, shall be governed by and construed and enforced in accordance with the internal laws of the State of New York. Each Party agrees that all actions concerning the interpretation, enforcement and defense of the transactions contemplated hereunder (whether brought against a Party or its respective Affiliates, employees or agents) may be commenced in the state and federal courts sitting in the City of New York, New York (the “New York Courts”). Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction (including with respect to the enforcement of the this Agreement), and hereby irrevocably waives, and agrees not to assert in any action, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such action has been commenced in an improper or inconvenient forum. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such action by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder.

10.2 Liabilities

The liabilities of the Parties hereunder shall be several, not joint, and each Party shall be individually responsible for its respective share of any losses, claims, damages, liabilities and associated legal expenses arising under this Agreement, and each Party agrees to indemnify, defend and hold harmless the other Party to the extent of its Participating Interest share, from and against any such losses, claims, liabilities and associated attorneys’ fees.

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ARTICLE 11

FORCE MAJEURE

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.

ARTICLE 12

DEFAULT

12.1 Default

A. Should a Party be in default of any of its obligations under this Agreement, the non-defaulting Party shall so notify the defaulting Party in writing specifying in sufficient detail the nature and extent of such default. If the defaulting Party fails to cure such default as soon as is reasonably possible, and in any event within thirty (30) days after receipt of such notice (ten (10) days for a payment default), the non-defaulting Party shall have such remedies to which it may be entitled at law for breach of contract or in equity, including any rights to suspend, terminate or demand payments in connection herewith.

B. Any Farmee payment defaults shall accrue interest at the lower of the rate of 16% per annum or the maximum allowable interest rate under applicable law, calculated from the due date until the date of payment. Such default interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months for the actual number of days elapsed.

12.2 Reassignment Option

A. If a Reassignment Event occurs, then Farmor may at its option, either elect to pursue such remedies to which it may be entitled at law or equity as a result of such event, or it may elect to immediately terminate this Agreement and proceed with the Reassignment (defined below). Upon the occurrence of a Reassignment Event, Farmor shall have the exclusive right on Farmee’s behalf to have reassigned the Participating Interest and any other rights conveyed under this Agreement from Farmee to Farmor or a third party, effective retroactively to the Effective Date of this Agreement without reimbursement of any of Farmee’s expenditures or costs, on the basis of the terms in Article 12.2.B and schedule 1 (the “Reassignment”). Farmor must obtain at its cost any requisite approvals to the Reassignment.

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B. The Reassignment shall be accomplished by (i) Farmee signing and delivering to Farmor at Farmor’s request or (ii) Farmor signing and delivering on behalf of Farmee in accordance with the Power of Attorney, an assignment in the form and substance as set out in Schedule 1, which contains, among other provisions, a relinquishment of operatorship under the Contract (and JOA if applicable) to Farmor and a relinquishment of any right, title or interest in any Participating Interest.

C. It is the intent of the Parties that if Reassignment occurs, this Agreement and any JOA shall be void and shall have no force or effect and Farmee shall have no interest whatsoever in the Contract and shall be deemed to have reassigned any rights or equitable interest it may have acquired under this Agreement to Farmor retroactive to the Effective Date of this Agreement, provided, however, the Parties shall continue to comply with the confidentiality requirements set forth in Article 8.

D. The Parties agree and acknowledge that the Reassignment option is an integral part of the Consideration to Farmor under this Agreement and that such option is not a penalty, but rather a reasonable remedy in light of the limited exposure of Farmee at the time such remedy can be invoked, the potential risks and substantial losses to be incurred by Farmor upon the occurrence of a Reassignment Event, and Farmor’s need to promptly pursue other options with respect to its Participating Interest and preserve rights under the Contract.

12.3 Other Termination Rights

A. Any period of Force Majeure under Article 11 notwithstanding, if the Farm-In Conditions are not satisfied on or before the Farm-In Deadline, then either Party has the right to terminate this Agreement by giving notice to the other Party in accordance with the provisions of Article 11; provided, however, if the Farm-In Conditions were not satisfied as a result of a Party’s breach of its contractual obligations to the other Party, then such defaulting Party shall not have the right to terminate this Agreement in accordance with this Article.

B. If the Government rejects the Assignment, or if it elects to exercise its right of pre-emption under Article 22.2 of the Contract, then this Agreement shall automatically terminate upon the earlier of (i) the closing on such Government acquisition or (ii) thirty (30) days from the Parties’ receipt of such notification from the Government.

C. In the event of termination pursuant to this Article 12.3, the proposed Assignment shall terminate, shall be rendered void and shall have no force or effect and Farmee shall have no interest whatsoever in the Contract and shall be deemed to have reassigned any rights or equitable interest it may have acquired under this Agreement to Farmor retroactive to the Effective Date of this Agreement. Upon such termination, neither Party shall have any further obligations to the other (including but not limited to payment obligations) except for those that accrued prior to the actual date of such termination; provided, however, the Parties shall continue to comply with the confidentiality requirements set forth in Article 8.

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ARTICLE 13

GENERAL PROVISIONS

13.1 Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

13.2 Further Assurances

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

13.3 Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

13.4 Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

13.5 Severance of Invalid Provisions

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereunder is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions are consummated as originally contemplated to the greatest extent possible.

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13.6 Modifications

There shall be no modification of this Agreement except by written consent of all Parties.

13.7 Priority of Agreement

In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the Contract, this Agreement shall prevail with respect to the Parties’ obligations to each other, unless such would be in violation of the Laws/Regulations of the People’s Republic of China or the terms of the Contract.

13.8 Interpretation

A. Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

B. Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

C. Gender. Reference to any gender includes a reference to all other genders.

D. Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of the Agreement.

E. Include, “include” and “including” shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

13.9 No Warranty.

Any assignment made hereunder shall be without warranty of title, express or implied, except by, through and under Farmor, but not otherwise.

13.10 Counterpart Execution

This Agreement may be executed in two or more counterparts, each of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by electronic mail in Portable Document Format, such signature shall create a valid and binding obligation of the person executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

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13.11 Public Announcements

No public announcement or statement regarding the terms or existence or this Agreement shall be made without prior written consent of all Parties; provided, however, that, notwithstanding any failure to obtain such approval, no Party or its Affiliates shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates. However, any such required public announcement shall include only that portion information which the disclosing Party is advised by the opinion of counsel (including in-house counsel) is or may reasonably be legally required.

13.12 No Third-Party Beneficiaries

This Agreement is intended for the benefit of the Farmor, its parent company, Farmee and the signatory of the Guarantee, and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

13.13 Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties with respect to the subject matter hereof.

13.14 Assignment

No Party may assign this Agreement or any of its rights or obligations hereunder, without the prior written consent of the other Party; provided, however, that Farmee may assign all or a portion of its rights and obligations to its Nominee without consent (so that the Nominee becomes Farmee), it being understood and agreed that such assignment shall not in any way relieve original Farmee from liability for full performance under this Agreement, and provided, further that such Nominee agrees to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, either Party may assign a security interest in this Agreement to a third party lender in connection with any financing, subject to the Contract and any necessary Government consents.

[Signature page follows]

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IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement.

FARMOR:

Far East Energy (Bermuda), Ltd.

By:	/s/ Michael McElwrath
Name:	Michael McElwrath
Title:	Chairman

FARMEE:

Arrow Energy International Pte Ltd.

By:	/s/ Nick Davies
Name:	Nick Davies
Title:	Director